                                                                    EXHIBIT 99.2


                          HCC INSURANCE HOLDINGS, INC.
                        CONSOLIDATED INSURANCE COMPANIES
                                 NET LOSS RATIOS
                                 MARCH 31, 2002
                                ($ IN THOUSANDS)

                                                            Year to Date                              Full Year 2001
                                              Net Earned      Actual           Loss      Net Earned          Actual        Loss
       Line of Business                        Premium        Losses          Ratio       Premium            Losses        Ratio
-----------------------------------------   ------------------------------------------- -----------------------------------------
Group life, accident & health                  $ 64,884      $ 41,673         64.2%         $ 186,188      $ 146,809      78.8%

Aviation                                         25,183        14,725         58.5             91,377         57,152      62.5

Property, marine & offshore energy                8,182         2,587         31.6             23,748         12,688      53.4

Other specialty lines                             6,338         4,382         69.1             15,124         11,108      73.4

                                          --------------------------------------------  -----------------------------------------
                                                104,587        63,367         60.6            316,437        227,757      72.0

Discontinued lines                                6,891         4,964         72.0             26,350         39,633     150.4
                                          --------------------------------------------  -----------------------------------------
Total                                         $ 111,478      $ 68,331         61.3%         $ 342,787      $ 267,390      78.0%
                                          ============================================  =========================================



                                                        Full Year 2000                             Full Year 1999
                                            Net Earned       Actual        Loss        Net Earned          Actual        Loss
Line of Business                             Premium         Losses        Ratio         Premium           Losses        Ratio
---------------------------------------   ----------------------------------------  --------------------------------------------
Group life, accident & health               $ 148,039       $ 113,242      76.5%          $ 50,919         $ 37,816      74.3%

Aviation                                       73,695          51,703      70.2             62,784           47,739      76.0

Property, marine & offshore energy             10,163           8,225      80.9             12,779           16,783     131.3

Other specialty lines                          14,552           5,954      40.9              9,072            6,343      69.9

                                          ----------------------------------------  -------------------------------------------
                                              246,449         179,124      72.7            135,554          108,681      80.2

Discontinued lines                             21,198          19,346      91.3              6,808              969      14.2
                                          ----------------------------------------  -------------------------------------------
Total                                       $ 267,647       $ 198,470      74.2%         $ 142,362        $ 109,650      77.0%
                                          ========================================  ===========================================